UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 28, 2010 (January 24, 2010)

China Automotive Systems, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-3123	33-0885775
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)	Identification No.)	Identification No.)

No. 1 Henglong Road, Yu Qiao Development Zone
Shashi District, Jing Zhou City
Hubei Province
People’s Republic of China
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code (86) 27 5981 8527

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On January 24, 2010, a wholly-owned subsidiary of China Automotive Systems Inc. (the “Company”), Great Genesis Holdings Limited (“Great Genesis”), entered into a sino-foreign equity joint venture contract (“JV Contract”) with Beijing Hainachuan Auto Parts Co., Ltd. (“Beijing Hainachuan”), to set up a joint venture company, Beijing Hailong Automotive System Co., Ltd. (“JV Company”) under the laws of the People’s Republic of China (“PRC”), pursuant to which Great Genesis and Beijing Hainachaun shall together carry out, through the JV Company, the business of developing and manufacturing automotive steering system products (“Joint Venture Transaction”).

Under PRC laws, the establishment of the JV Company and the effectiveness of the JV Contract are subject to the approval by the local Ministry of Commerce of the PRC in Beijing and the registration of the same with the local Administration of Industries and Commerce in Beijing.  The Company expects that the approval and registration will be obtained and completed within 2 months from the date of the JV Contract.

The term of the JV Contract is 30 years from the date of issue of the JV Company’s business license.  The total investment amount of the JV Company is US$22,000,000 and its registered capital is US$6,000,000.  Each of Great Genesis and Beijing Hainachuan shall contribute US$3,000,000 (or its equivalent) to the registered capital and shall make such capital payment within 90 days from the date of issue of the JV Company’s business licence.  If any party fails to make the capital payment on or before the expiration of such 90-day period, it shall pay interest to the JV Company on the amount unpaid at the rate of 115% of the interest rate for a 3-month term loan (RMB or US, as applicable) published by the People’s Bank of China on the payment date.  If a party still fails to make full payment 60 days after the expiration of the 90-day period, the other party shall be entitled to terminate the JV Contract.

Each of Great Genesis and Beijing Hainachuan shall be 50% shareholders of the JV Company.

Great Genesis and its affiliates shall grant a licence to the JV Company to use certain technology and trademarks on a royalty free basis, and shall provide the relevant technical assistance to the JV Company regarding product manufacturing and machinery operations.  Great Genesis currently is the supplier of Beijing Automobile Industry Holdings (“Beijing Auto”) and the affiliates of Beijing Hainachuan.  After the establishment of the JV Company, Great Genesis shall transfer, with the consent of Beijing Auto and the affiliates of Beijing Hainachaun, the supplier contracts with Beijing Auto and the affiliates of Beijing Hainachuan to the JV Company.

Beijing Hainachuan shall assist the JV Company with best efforts to become the long-term supplier of Beijing Auto and its affiliates.  Beijing Hainachuan shall also assist the JV Company in obtaining favorable tax, as well as other, treatment.

A party may not transfer its shareholding in the JV Company without the other party’s consent, and the other party shall have a right of first refusal to purchase the shareholding from the selling party.

The JV Contract can be terminated by one party serving a written notice to the other party upon the occurrence of events including force majeure, a party’s bankruptcy proceedings, material breach by a party not remedied within 60 days, the object of the JV Contract not being achieved due to illegality, invalidity or unenforceability of any provision and concerning which amendments cannot be agreed upon, or upon the mutual agreement of the parties to terminate.

The Joint Venture Transaction was approved by the Written Consent of the board of directors of the Company on January 23, 2010.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No	Description

99.1	Press Release of China Automotive Systems, Inc., dated January 27, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Automotive Systems, Inc.
(Registrant)

Date: January 28, 2010	By:	/s/ Hanlin Chen
Hanlin Chen
Chairman

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